As filed with the Securities and Exchange Commission on July 31, 2007
Registration No. 333-_____
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

TEXTRON INC
(Exact Name of Registrant as Specified in Its Charter)
Delaware	05-0315468
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

40 Westminster Street
Providence, Rhode Island 02903
(Address of Principal Executive Offices) (Zip Code)

Textron Inc.
2007 Long-Term Incentive Plan
(Amended and Restated as of May 1, 2007)
(Full Title of the Plan)

Jayne M. Donegan
Associate General Counsel
Textron Inc.
40 Westminster Street
Providence, Rhode Island  02903
(Name and Address of Agent for Service)
401-421-2800
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock .125 per value	6,000,000 shares	$115.73	$694,380,000	$21,318

(1)
Such presently indeterminable number of additional shares of common stock is also registered hereunder as may be issued to prevent dilution resulting from stock splits, stock dividends or other similar transactions (including Textron’s 2 for 1 stock split scheduled to occur on August 24, 2007).

(2)
Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the average of the high and low prices per share of the Textron's Common Stock reported on the New York Stock Exchange, Inc. on July 27, 2007.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item  3.                         Incorporation of Documents by Reference

The following documents are incorporated by reference in this registration statement:

(a)           Textron’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006;

(b)           Textron’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007;

(c)            Textron’s Current Reports on Form 8-K dated January 18, 2007, January 24, 2007, February 28, 2007, March 30, 2007, April 19, 2007, April 24, 2007, April 27, 2007, and July 19, 2007;

(d)           All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the registrant document referred to in (a) above;  and

(e)           The description of Textron’s Common Stock which is contained in the registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by Textron pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item  4.   Descriptions of Securities

Inapplicable

Item  5.   Interests of Named Experts and Counsel

The validity of the securities has been passed upon by Jayne M. Donegan, Associate General Counsel for Textron.  Ms. Donegan is a full time employee of Textron.

Item  6.   Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that the person’s conduct was unlawful.

Section 145 of the Delaware General Corporation Law also provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation.  Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Textron’s by-laws require Textron to indemnify each officer and director to the fullest extent permitted by law.  In addition, Textron maintains directors’ and officers’ liability insurance policies and has entered into an Indemnity Agreement with each of its officers and directors.  The Indemnity Agreement is intended to supplement the indemnification protection provided by the by-laws and such insurance policies and indemnifies them against certain liabilities arising out of their service as officers or directors of Textron and its affiliates.

Article Twelfth of Textron’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by law, directors of Textron will not be liable for monetary damages to Textron or its stockholders for breaches of their fiduciary duties.

Item 7.	Exemption from Registration Claimed

Inapplicable.

Item 8.	Exhibits

	4.1	Restated Certificate of Incorporation of Textron as filed January 29, 1998. Incorporated by reference to Exhibit 3.1 to Textron’s Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

	4.2	Amended and Restated By-Laws of Textron. Incorporated by reference to Exhibit 3.1 to Textron’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007.

	5	Legal Opinion of Jayne M. Donegan, Associate General Counsel.

	23.1	Consent of Ernst & Young LLP.

	23.2	Consent of Jayne M. Donegan is included in her legal opinion filed as Exhibit 5 hereof.

	24	Power of Attorney (included on the signature page hereof).

	99	2007 Long-Term Incentive Plan (amended and restated as of May 1, 2007). Incorporated by reference to Exhibit 10.1 to Textron’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, and State of Rhode Island, on this 25th day of July, 2007.

TEXTRON INC.
(Registrant)

By:	/s/Frederick K. Butler
Frederick K. Butler
Corporate Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Terrance O’Donnell, Arnold M. Friedman and Jayne M. Donegan, and each of them acting individually, as his or her attorney in fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 25th day of July, 2007, by the following persons in the capacities indicated.

Name	Title

/s/Lewis B. Campbell	Chairman, President and Chief Executive
Lewis B. Campbell	Officer, Director

/s/Ted R. French	Executive Vice President
Ted R. French	and Chief Financial Officer
(principal financial officer)

/s/Richard L. Yates	Senior Vice President and Corporate Controller
Richard L. Yates	(principal accounting officer)

/s/H. Jesse Arnelle	Director
H. Jesse Arnelle

/s/Kathleen M.Bader	Director
Kathleen M. Bader

/s/R. Kerry Clark	Director
R. Kerry Clark

/s/Ivor J. Evans	Director
Ivor J. Evans

/s/Lawrence K. Fish	Director
Lawrence K. Fish

/s/Joe T. Ford	Director
Joe T. Ford

/s/Paul E. Gagné	Director
Paul E. Gagné

/s/Dain M. Hancock	Director
Dain M. Hancock

/s/Lord Powell of Bayswater KCMG	Director
Lord Powell of Bayswater KCMG

/s/Thomas B. Wheeler	Director
Thomas B. Wheele

/s/James L.Ziemer	Director
James L. Ziemer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Textron as filed January 29, 1998. Incorporated by reference to Exhibit 3.1 to Textron’s Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

4.2	Amended and Restated By-Laws of Textron. Incorporated by reference to Exhibit 3.1 to Textron’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007.

5	Legal Opinion of Jayne M. Donegan, Associate General Counsel.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Jayne M. Donegan is included in her legal opinion filed as Exhibit 5 hereof.

24	Power of Attorney (included on the signature page hereof)

99	2007 Long-Term Incentive Plan (amended and restated as of May 1, 2007). Incorporated by reference to Exhibit 10.1 to Textron’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007.